Exhibit 10.68

Our Ref	: 2007/1224/0017

Date	: 4th April 2007
TRIO-TECH (MALAYSIA) SDN BHD
Lot 11A, Jalan SS8/2
Sungai Way Free Industrial Zone
47300 Petaling Jaya
Selangor Darul Ehsan
Attention: Mr. Yong Siew Wai
Dear Sir/Madam,
RE: BANKING FACILITY
We are pleased to inform you that CIMB Bank Berhad has approved the following banking facility subject to the following terms & conditions.

Lender	: CIMB Bank Berhad (the Bank/BCB) [13491-P]
Formerly known as Bumiputra-Commerce Bank Berhad

Borrower	: Trio-Tech (Malaysia) Sdn Bhd (the Borrower/Trio)
1.	BANKING FACILITY

1.1	BANK GUARANTEE-(BG)

Limit	:	RM300,000.00 (Ringgit Malaysia : Three Hundred Thousand Only)

Tenor	:	Revolving subject to review on expiry of Guarantee.

Purpose	:	For the issuance of performance and tender bid bonds, supplies and financial guarantees favouring Government, statutory bodies and reputable companies acceptable to the Bank.

Commission	:	0.15% per month or part thereof or a minimum of RM100.00 per issuance payable upfront and is non-refundable.

Cancellation of BG	:	The original BG is to be returned to the Bank upon expiry or alternatively, a letter from the beneficiary informing the Bank that it has no further claim on the BG will suffice, failing which a further commission will be charged on a monthly basis.

Additional Commission	:	Where a BG is not returned within a stipulated given period, additional commission of 0.15% per month shall be charged from the date of expiry to date of return or on receipt of notification from the beneficiaries that the Bank is no longer liable under the BG. Such commission, which is non-refundable, shall be charged every 6 months.

Authorised Signature(s)
CIMB Bank Berhad (13491-P) (formerly known as Bumiputra-Commerce Bank Berhad)
2nd Floor West Wing Wisma Consplants 2 No.7 Jalan SS16/1 47500 Subang Jaya Selangor Darul Ehsan Malaysia
Tel: (603) 5638 1353 / 5621 3207 Fax: (603) 5632 2521 www.cimb.com

Event of Claim and Penalty Rate Of Interest	:	In the event of any claim made under the BG, the Bank is entitled to the right of immediate settlement on demand and to debit the Borrower’s account for the same, failing which the Bank shall charge interest on such amount at a rate of 3.50% p.a. above the prevailing BLR, such interest to be calculated from the date of claim until date when payment is received by the Bank.
2.	SECURITY ARRANGEMENT
(a)	Pledge of First party Fixed Deposit (FD) registered in the name of Trio-Tech (Malaysia) Sdn Bhd for RM 300,000 to be place on lien to the Bank with capitalization of interest. (Registration with CCM is required)

(b)	Memorandum of Deposit of Fixed Deposit Receipt and Letter of Authorisation to be duly executed and stamped.
3.	LIABILITY

Notwithstanding anything to the contrary, in no event will the measure of damages payable by the Bank include, nor will the Bank be liable for any amount for loss or income or profit or savings or indirect, incidental, consequential, exemplary, punitive or special damage of the borrower even if the Bank has been advised of the possibility of such damages in advance, and all such damages are expressly disclaimed.
4.	CONDITIONS PRECEDENT TO UTILISATION OF FACILITY
a)	Upon submission of the duplicate copy of this Letter of Offer having been duly accepted and returned to the Bank accompanied by the borrower’s Board of Directors’ Resolution (duly certified by the company’s secretary) authorizing acceptance of the above banking facility together with the terms and conditions and stating the person or person(s) authorised to sign the Letter of Offer and other related documents and to operate the facilities from time to time together with their specimen signature(s).

b)	Upon completion of all legal documentation and formalities relating to the terms and conditions to the satisfaction of the Bank.

c)	Processing Fee of RM200 upon acceptance of Letter of Offer.
5.	AVAILABILITY CLAUSE

The facilities are subject to periodic review, usually on annual basis. In any case, facilities not availed within six months from the date of this Letter of Offer will be deemed cancelled.
6.	AFFIRMATIVE COVENANTS

Borrower agrees herewith to perform the following throughout the availability of the said banking facilities.
(a)	To furnish the Bank with such financial and other information as may from time to time be required by the Bank.

(b)	To provide management account on a monthly basis and audited financial statements to the Bank within six (6) months of the end of each financial period.

Authorised Signature(s)
2
Trio-Tech (Malaysia) Sdn Bhd

(c)	To inform the Bank within a reasonable time period of any material changes to borrower’s business, which includes a change in the business name, majority ownership, capital structure and/or reconstruction or merger, which would affect borrower’s business, assets or conditions.
7.	PRINCIPAL NEGATIVE COVENANT

Borrower agrees herewith not to perform the following throughout the tenor of the above banking facilities without the prior written consent of the Bank :
(a)	Change in its control, ownership, shareholders, directors or corporate structure and / or undertake a scheme of reconstruction or merger which would affect the Borrower’s business, assets and / or condition of the above banking facilities.

(b)	Execute further legal charge and debenture in relation to borrowing obtained from financial institutions by the Borrower and/or issue guarantee to financial institutions for borrowings obtained by subsidiary / associate company or by any third party.
8.	EVENTS OF DEFAULT

The above facilities and/or the amount outstanding and unpaid including interest shall become due and immediately repayable if one or more of the following events should occur: -
(a)	If borrower is unable to pay debts as they become due or a judgement is obtained against the Borrower by any third party.

(b)	If a winding-up petition is presented against borrower or a Receiver or Trustee is appointed to take possession of the borrower’s properties or if execution or any form of action is levied or taken against any of the borrower’s properties.

(c)	If borrower is in breach of any of the terms and conditions in this Letter of Offer.
9. GENERAL TERMS AND CONDITIONS
(a)	All legal fees, stamping and incidental expenses, if any, shall be borne by borrower. Any fees, disbursements or expenses incurred in respect of enforcing payment of the monies hereby secured, or if any monies shall be recovered through any process of law or by employment of solicitor, shall be borne by borrower.

(b)	Borrower expressly covenants with the Bank that during the continuance of the facilities, permits and consents to the Bank giving information concerning the facility to the Central Bureau, Bank Negara Malaysia.

(c)	Borrower is to maintain a current account with the Bank to which all fees and related charges for the above facilities may be debited. The Bank shall have the right to debit this account for any charges and/or expenses incurred in respect of the above facilities.

(d)	Borrower authorises the Bank to proceed without prior notice and without prejudice by right of set-off or counter claim against any assets of borrower in any currency in the possession of the Bank or any of its affiliates/subsidiaries at any branch or office to the full extent of all amounts payable to the Bank hereunder.

Authorised Signature(s)
3
Trio-Tech (Malaysia) Sdn Bhd

(e)	The Bank reserves the right to add, vary, delete or selectively enforce any terms and/or conditions governing the availability of the banking facilities.
10.	RIGHT TO WITHDRAW

The facility is extended at the sole discretion of the Bank and are repayable on demand and will be reviewed, modified or cancelled at the sole discretion of the Bank.

11.	CROSS DEFAULT CLAUSE. RIGHT TO REJECT / RECALL AND MISCONDUCT

Notwithstanding that the loan application has been approved and duly accepted by borrower, the Bank retains and absolute right to reject or recall the facility therein granted to borrower in the event of any fraudulent / blameworthy misconduct of any nature whatsoever that may be committed by borrower in respect of any other facility/facilities that is/are presently subsisting with the Bank and enjoyed by borrower, and the aforesaid contractual relationship shall be immediately terminated.

12.	MATERIAL ADVERSE CHANGE CLAUSE

The Bank reserves the right to terminate the facilities in the event of any material adverse change in the financial condition of the borrower / guarantors, which might affect its ability to comply with the obligations under the terms and conditions of approval prior to the first and subsequent availments.

BNM has established a Credit Central Bureau to collect information from banks regarding the credit facilities which they grant too their customers to enable participant banks (of which the Bank is one), who are approached for credit facilities by a customer, to be informed by the Bureau of the aggregate facilities granted to that customer by other banks. This information is kept strictly in confidence between the Bureau and all participating banks and it is a term of the credit facilities offered herein that information regarding it shall be given to the Bureau for the use of the Bureau and the participating banks.

The operation of borrower’s current account or overdraft facility inter alia is also subject to the provisions set by Bank Negara Malaysia under Biro Maklumat Cek (BMC), wherein the Bank reserves the right without notice to close borrower’s account after a total of three (3) incidence of cheque return within 12 months from the date of first incidence following which a report shall be submitted to Bank Negara’s BMC on such closure of account.

Section 62(1) Bank and Financial Institution Act 1989 prohibits the Bank from granting advances (with limited exception for housing loan) to you if your officer’s spouse(s)/parent(s)/ child(ren) is/are in the employment of the Bank or the Bank’s subsidiaries.

You are to declare if your officer’s spouse(s)/parent(s)/child(ren) are in the employment of the Bank. The Bank reserves the right to recall the credit facility in the event you fail to make the appropriate declaration which leads us to contravene the aforementioned section of the Act.

Trio-Tech (Malaysia) Sdn Bhd	4	Authorised Signature(s)

We trust the aforesaid terms and conditions for the above facilities are acceptable to you. Kindly signify your understanding and acceptance of the above offer by signing on every page in black ink pen and returning the duplicate of this letter together with resolution (duly certified by company secretary) within fourteen (14) days from the date of this letter after which date this offer will be deemed to have lapsed.
Thanking you and assuring our best service at all times.
Yours faithfully,
for CIMB BANK BERHAD
(formerly known as Bumiputra-Commerce Bank Berhad)
Retail Business Centre Wisma Consplant 2, Subang Jaya

KULDEEP KAUR	NORLIDA BAHARI
Head-RBC	Sales Officer-RBC
ACCEPTANCE
I/We confirm acceptance of the banking facility as per the terms and conditions herein.

Authorised Signature(s)	:

For and on behalf of
Company’s Rubber Stamp	:	TRIO-TECH (MALAYSIA) SDN. BHD.
CO.NO. 103390 V

Date	:	10 APR 2007

Trio-Tech (Malaysia) Sdn Bhd	5	Authorised Signature(s)